RAW MATERIAL SUPPLY AGREEMENT

THIS RAW MATERIAL SUPPLY AGREEMENT (“Agreement”), dated as of June 11, 2014, by and between QuantumSphere, Inc., a California corporation with offices at 2905 Tech Center Drive, Santa Ana, California 92705 (“QSI”), and Freeport Cobalt Americas LLC, , a Delaware corporation with offices at 333 North Central Avenue, Phoenix, AZ 85004-2306 (collectively, together with its sister companies, hereinafter referred to as “FCA”).

RECITALS:

A.           Previously, QSI and OM Group, Inc. (“OMG”) entered into a Strategic Alliance Agreement (the “SAA”) pursuant to which QSI and OMG would develop applications for nanometer sized metal, oxide and alloy powders developed by QSI (the “QSI Material”).

B.           In 2013, FCA’s ultimate parent company acquired the chemical refinery business of OMG and in doing so acquired 615,385 shares of common stock of QSI and a warrant to purchase 307,692 shares of common stock of QSI at an exercise price of $4.00 per share through July 13, 2012, which date was later extended by QSI to July 13, 2014.

C.           QSI desires to have FCA supply to QSI raw materials (the “Raw Materials”) for use in producing QSI Material.

D.           Raw Materials which FCA purchases from third parties and does not manufacture, process or blend shall be referred to as “Third Party Raw Materials,” whether or not FCA repackages such Raw Materials or attaches FCA labels. Raw Materials which FCA manufactures, processes or blends shall be referred to as “FCA Raw Materials.”

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.            Supply of Raw Materials by FCA.

1.1           General. On the terms and conditions set forth herein, during the term hereof as defined in Section 2.1, FCA shall supply Raw Materials to QSI in the quantities and with the specifications set forth in purchase orders (“Purchase Order(s)”) delivered by QSI from time to time to FCA. During the term of this Agreement, FCA shall have the exclusive worldwide right to supply Raw Materials to QSI for use in producing QSI Material, subject to the third sentence of Section 1.2 below.

1.2           Price for Raw Materials. The parties agree that the price for the Raw Materials supplied by FCA shall be at or below the price at which QSI could obtain such Raw Materials on the open market. The price provided by FCA will reflect the delivery terms specified in Section 5 below. If QSI is able to obtain prices from other suppliers lower than that quoted by FCA for similar quality and quantity of the Raw Materials, FCA shall have the option to match such prices or release QSI to engage with an alternate supplier. As a condition to FCA’s option to match such price or release QSI to engage with an alternate supplier, QSI shall present the quotation for the Raw Materials from such alternate supplier to FCA, which quotation must be quoted by such alternate supplier under the same terms and conditions as this Agreement.

1

1.3           Delivery Forecast. QSI shall provide FCA by the fifteenth (15th) day preceding the commencement of each calendar quarter, a quarterly rolling delivery forecast (each, a “Delivery Forecast”) setting out QSI’s best estimate of the actual quantity of Raw Materials to be consumed by QSI in the following calendar quarter, including the dates on which QSI estimates each such quantity will be delivered by FCA. FCA will respond to a Delivery Forecast by the last business day of each month with a quotation for the Raw Materials in such Delivery Forecast. Each quotation will be valid for a period of one (1) week from the date of issuance. FCA shall use its reasonable efforts to quote on the Raw Materials set forth in the most recent Delivery Forecast; provided, however, FCA reserves the right not to quote on a Raw Material if the Raw Material is not strategic to FCA or if FCA does not have a viable supply channel for such Raw Material.

1.4           Payment Terms for Raw Materials. FCA shall invoice QSI for the cost of the Raw Materials. The terms of payment of all invoices for Raw Materials shall be net thirty (30) days. QSI shall owe interest on late payments at the rate of one percent (1%) per month. All invoices, and interest thereon (if any), shall be paid in U.S. Dollars.

1.5           Supplies. FCA shall purchase any raw materials, containers, pallets, banding materials and packaging material to be used, as applicable, in the blending, packaging, warehousing and shipping of the Raw Materials. QSI recognizes FCA’s right to mingle Raw Materials of the same chemical and physical properties provided the quality of the Raw Materials is not affected and the specifications set forth in all Purchase Orders of QSI are met.

1.6           Quantity of Raw Materials. FCA shall purchase Raw Materials in quantities economical to FCA and shall warehouse reasonable quantities of raw materials based upon QSI’s prior purchase history and Delivery Forecasts.

2.             Term of Agreement.

2.1           Term. This Agreement shall become effective upon the date hereof, and shall continue in effect for a period of three (3) years (the “Term”). The parties may negotiate a renewal term or terms of this Agreement, including pricing in connection therewith; provided, however, that the parties shall have no legal obligation to renew the Term of this Agreement.

2.2           Termination Rights. This Agreement may be terminated prior to the end of the Term or any renewal thereof as follows (i) by written consent of both parties, or (ii) by either party for repeated quality problems associated with the Raw Materials, or (iii) by either party for repeated breaches of this Agreement by the other party.

3.             Warranty. FCA agrees and warrants that it shall manufacture, process and/or blend FCA Raw Materials to conform, as to quantity and description, to that designated by QSI. FCA warrants that FCA Raw Materials that it manufactures, processes or blends will be of good quality and will conform to the requirements of this Agreement and the Purchase Orders. FCA MAKES NO WARRANTIES WHATSOEVER, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THIRD PARTY RAW MATERIALS, provided, however, that, FCA will require that the warranties of its Third Party Raw Materials suppliers will be transferable to QSI.

2

4.          Proprietary and Confidential Information. FCA and QSI hereby agree that the terms of Section 2 of the SAA shall apply to this Agreement, mutatis mutandis.

5.          Delivery Terms. FCA will deliver the Raw Materials to QSI on a delivery duty paid (DDP) basis (as defined in INCOTERMS 2000). FCA will specify the delivery date for the Raw Materials in the quotation provided to QSI pursuant to Section 1.3 hereof. If QSI does not agree to the delivery date, QSI shall have the right to engage an alternative supplier that can supply the Raw Materials in a more favorable timeframe.

6.          Force Majeure. Neither party shall be liable for any losses, including loss of profits, occasioned by any failure, inability, or delay in performance hereunder, if such failure, inability or delay is due to any event or contingency beyond the reasonable control of the party affected, including any so-called “Act of God,” but due diligence shall be used in curing such cause and in resuming performance.

7.          Indemnification.

7.1 By QSI. QSI shall indemnify and hold harmless FCA, its, and their respective officers, directors, employees, stockholders, representatives, agents, successors and assigns, from and against, any damages, losses, liabilities, fines, penalties, costs and expenses (including settlement costs, court costs and any reasonable legal expenses incurred in connection with defending any actions) sustained or required to be paid by FCA to the extent resulting from: (i) any misrepresentation or breach of any representation made by QSI under this Agreement and any other agreement, instrument or document necessary to consummate the transactions contemplated herein; (ii) any breach or failure to perform any covenant, agreement or obligation of QSI contained in this Agreement; (iii) any negligent, willful or wanton act or omission of QSI, its agents and/or employees; (iv) QSI’s sale of the QSI Material to any third party; and (v) any product liability or tort claims related to the products unless such claims are specifically attributable to FCA’s manufacture, blending or processing of FCA Raw Materials other than in accordance with QSI’s specifications.

7.2 By FCA. FCA shall indemnify and hold harmless QSI, its subsidiaries and affiliates, and their respective officers, directors, employees, stockholders, representatives, agents, successors and assigns, from and against any damages, losses, liabilities, fines, penalties, costs and expenses (including settlement costs, court costs and any reasonable legal expenses incurred in connection with defending any actions) sustained or required to be paid by QSI to the extent resulting from: (i) any misrepresentation or breach of any representation or warranty made by FCA in this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated herein; (ii) any breach of or failure to perform any covenant, agreement or obligation of FCA contained in this Agreement; or (iii) any negligent, willful or wanton act or omission of FCA, its agents and/or employees.

3

7.3           Limitation of Damages. NEITHER QSI NOR FCA SHALL BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES. QSI’s and FCA’S DAMAGES FOR BREACH OF THIS AGREEMENT SHALL BE LIMITED TO AMOUNTS PAID BY QSI FOR RAW MATERIALS.

8.             Notices.

8.1           Form and Effective Date. Any notice or other communication required or permitted under this Agreement shall be in writing, and shall be deemed to have been duly given when delivered in person, transmitted by telecopier, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is given or made.

8.2           Notice. All notices and communications shall be delivered and effective as follows:

8.2.1        Every written notice may be delivered in person or may be sent by courier, facsimile, express mail or commercial equivalent, or postage prepaid or first class mail, addressed to the party for whom it is intended at the address specified below or such other address as authorized representatives of the parties may agree in writing.

If to FCA:	If to QSI:

Freeport Cobalt Americas LLC.	QuantumSphere, Inc.
333 North Central Avenue	2905 Tech Center Drive
Phoenix, AZ 85004-2306	Santa Ana, California 92705
Attention: Dan Carroll, Manager, New Products & Application Development	Attention: Kevin Maloney, President
Facsimile: 602-453-1634	Facsimile No.: 714-545-6265
With a copy to: Dan Kravets, President, Freeport Co OY, parent company of FCA

8.2.2           Any written notice shall be effective on the date received.

9.            Assignment. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that both parties shall have the right to assign this Agreement to an acquirer or affiliate of the business unit responsible for carrying out this Agreement provided that such an assignment shall not relieve the assigning party of liability under this Agreement.

10.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Agreement and original signatures by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

4

11.          Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of California, without giving effect to the choice of law principles thereof.

12.         Headings. This Section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of the Agreement.

13.         Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement of any such amendment is sought.

14.         Severability. If any section or provision of this Agreement shall be deemed by law to be void or unenforceable, then said section or provision shall be ineffective only to the extent of its unenforceability without invalidating the remaining portions of this Agreement, and all remaining portions of this Agreement shall remain in effect as written and shall be enforced accordingly.

15.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWs]

5

IN WITNESS WHEREOF, the parties have executed this Raw Material Supply Agreement as of the date and year first above written.

QSI:		FCA:

QuantumSphere, Inc.		Freeport Cobalt Americas LLC

By:	/s/ Kevin D. Maloney	By:	/s/ David Elliott
	Kevin D. Maloney		David Elliott
Its:	President and CEO	Its:	SVP FCA

6